EXHIBIT 99.1

Warner-Lambert Company
201 Tabor Road
Morris Plains, New Jersey 07950

[Warner-Lambert Logo]

                                            December 2, 1999

To The Shareholders Of
Warner-Lambert Company

               Perhaps not surprisingly, recent events regarding Warner-Lambert Company's proposed strategic business combination with American Home Products Corporation, and Pfizer Inc.'s efforts to acquire Warner-Lambert, have generated much commentary, a range of questions and quite a bit of confusion. We are writing this letter because you are entitled to hear directly from your Board of Directors about these matters.

OUR CONSTANT COMMITMENT - SHAREHOLDER VALUE

               As your Board of Directors, we believe that our first responsibility is to serve your interests -- by building shareholder value. Toward this goal, from year end 1994 through the projected year end 1999, Warner-Lambert's annual revenues have grown from $6.4 billion to an estimated $12.8 billion and from December 31, 1994 through October 31, 1999, Warner-Lambert's market capitalization has grown from $10.4 billion to $68.6 billion and its share price (adjusted for stock splits) has increased from approximately $12 3/4 to approximately $79 3/4.

OUR STRATEGIC REVIEW

               Notwithstanding Warner-Lambert's excellent performance and prospects, in November 1998 we commenced a review of Warner-Lambert's growth initiatives, which management had been studying since June 1998. This review grew out of our belief that, as directors, we need to maintain an ongoing proactive effort to address future value enhancement for the benefit of shareholders.

               Following our November 1998 meeting, management, with McKinsey & Company's assistance, continued this strategic review process for approximately eight months. During this period, management evaluated Warner-Lambert's long-term position in the pharmaceutical and consumer healthcare industries in order to develop the company's strategic plan for the future.

               The process culminated in a Board meeting in late June 1999. At that time we reviewed management's evaluation and concluded that Warner-Lambert, with its world class research facilities and staff and its future product pipeline, had excellent capabilities and growth prospects. We also concluded that those strong capabilities and prospects could be better enhanced for our shareholders if Warner-Lambert engaged in a strategic merger, with a company with complementary products and pipeline, that enhanced Warner-Lambert's already strong position.

OUR RATIONALE AND PROCESS FOR SELECTING AHP

               Prior to the June 1999 Board meeting, John R. Stafford, chairman, president and chief executive officer of American Home Products, telephoned Warner-Lambert's chairman, president and chief executive officer, Lodewijk J. R. de Vink. During the course of the telephone conversation, Mr. Stafford expressed his interest in exploring the possibility of a business combination between the two companies. Mr. de Vink deferred any discussions until after the June Board meeting consideration of Warner-Lambert's strategic alternatives.

               As part of that June Board meeting review of Warner-Lambert's strategic path, we considered an analysis of industry participants that might best satisfy the strategy we favored. AHP was at the top of the list, and the clear first choice, based on a comparative assessment of a number of criteria, including expansion and strengthening of therapeutic area focus, building and strengthening of a technology platform, strengthening of the overall pipeline (particularly near term), continued building of an OTC presence and expected ease of integration. A transaction with AHP, we concluded, would not only enhance Warner-Lambert's growth potential based on Warner-Lambert's highly successful growth strategy, but would insure that our shareholders would have a very large participation in that value creation. At the end of the meeting we authorized Mr. de Vink to explore whether such a strategic business combination with AHP could be developed.

               Warner-Lambert's discussions with AHP began in early July. However, during the course of these discussions, a jury in Texas awarded a significant verdict for the plaintiff in one of a large number of personal injury diet drug lawsuits against AHP. Because of the impact on AHP's stock price, and the uncertainty regarding AHP in light of the diet drug litigation, discussions were suspended in late August while AHP pursued an overall settlement of the litigation. Then, on October 7, 1999, AHP announced that it had entered into a memorandum of understanding regarding a comprehensive national settlement relating to its diet drug litigation.

               In light of this development, strategic business combination discussions were revived. By October 25, 1999, all aspects of such discussions between Warner-Lambert and AHP were far along (including the terms of the termination fees and cross options which AHP had insisted upon), although certain business, financial, contract and due diligence matters were still unresolved or in process.

               By this time, we had addressed the potential
Warner-Lambert/AHP business combination at six Warner-Lambert Board meetings. While no decision had been made, and we were particularly interested in hearing a report from special counsel we had engaged to examine the diet drug litigation, we understood by this time that combining with AHP on the terms then contemplated presented a unique and significant strategic and value creation opportunity for Warner-Lambert shareholders.

OUR DEALINGS WITH PFIZER

               Pfizer's Pre-existing Confidentiality and Standstill Promises. Well before these recent events, in June 1996, Warner-Lambert had entered into a series of co-promotion and marketing agreements with Pfizer regarding Lipitor(R), a drug discovered and developed by Warner-Lambert's research and development group for use in lowering cholesterol levels. As part of these arrangements, Pfizer agreed to provisions intended, once Pfizer had access to confidential information concerning Lipitor(R), including its projected financial performance, to prevent Pfizer from influencing or controlling Warner-Lambert or its destiny for Pfizer's own purposes. These provisions were intended to protect the value of Lipitor(R) for Warner-Lambert's shareholders, not Pfizer's.

               Specifically, Pfizer agreed not to use confidential information about Lipitor(R) other than in performance of the Lipitor(R) arrangements. It also agreed to "standstill" provisions, which included Pfizer's promises not to (1) offer or propose to acquire Warner-Lambert,
(2) engage in any consent solicitation regarding Warner-Lambert or (3) seek to change or request Warner-Lambert to waive any of these provisions. The parties expressly agreed that Pfizer would be released from these standstill provisions if Warner-Lambert were a party to a business combination with another company -- but only if the other company were an "acquiring party." A "merger of equals," such as that contemplated by the Warner-Lambert/AHP combination, does not involve either party acquiring the other.

               Pfizer's First Approach/Our Response. On October 25, 1999, without any prior indication to Warner-Lambert that he might do so, Mr. William C. Steere, Jr., chairman and chief executive officer of Pfizer, delivered a letter to Mr. de Vink "seek[ing]... permission to make a [business combination] proposal along the lines we have in mind."

               Mr. de Vink promptly called a Board meeting, which was convened on the morning of October 27, 1999. We discussed the October 25th letter from Pfizer and its implications for the pending transaction with AHP. We found the letter somewhat surprising, first, in light of prior public statements by Pfizer that it was not interested in acquiring other pharmaceutical businesses, but would grow internally, and, second, because the letter plainly breached Pfizer's standstill agreement. Nonetheless, neither Mr. de Vink nor we chose to ignore Pfizer's letter. To the contrary, Mr. de Vink instead recommended and we concurred that he should meet with Mr. Steere. We also concurred that Mr. de Vink should advise Mr. Stafford of the letter and of the proposed meeting. Mr. de Vink telephoned Mr. Steere that day and indicated that he was disappointed and surprised that, given the close business relationship between the companies, Mr. Steere would without notice deliver a letter of that nature rather than simply pick up the phone. Mr. de Vink further indicated, however, that while Warner-Lambert was not waiving the standstill agreement, he wished to meet with Mr. Steere as soon as possible to discuss the letter.

               Later that afternoon, Mr. de Vink went to Pfizer's offices to meet with Mr. Steere. The meeting lasted about 45 minutes. A number of matters were raised relating to the October 25th letter, including the following:

               (1) In direct response to the October 25th letter, Mr. de Vink inquired as to what Mr. Steere had in mind with respect to the business combination referred to in his letter;

               (2) Mr. Steere responded that he had not really given a lot of thought to the matter, and indicated that he did not have any specific terms of a transaction in mind, that he had not discussed a business combination transaction between Pfizer and Warner-Lambert with Pfizer's board (although he personally believed Pfizer was the best partner for Warner-Lambert), that management of the combined company could come from both companies, that the boards could be combined and that dislocations in achieving cost savings could be shared by both companies;

               (3) Mr. Steere stated that if his means of communication had offended Warner-Lambert, he would be willing to "tear up" his letter;

               (4) Mr. Steere also said Pfizer was separately pursuing a sizable acquisition and might not be capable of pursuing concurrently both that acquisition and a Warner-Lambert transaction;

               (5) Mr. Steere said that at a regularly scheduled Pfizer board meeting to be held the next day he would mention his discussion and meeting with Mr. de Vink to Pfizer's directors, who, according to Mr. Steere, at this time were unaware of his letter; and

               (6) Although Mr. Steere referred to a potential premium that Pfizer might offer, he said that he viewed Warner-Lambert as already "expensive" to acquire.

               Mr. Steere made no inquiry in that meeting as to the status of any transaction that Warner-Lambert might be pursuing. The meeting ended with Mr. Steere asking if he could talk to Mr. de Vink in two weeks. Mr. de Vink said that this did not fit his timetable and that he would call Mr. Steere the next day following Pfizer's board meeting.

               Our Board met again the next morning. Mr. de Vink reported what had occurred in his meeting with Mr. Steere. We discussed, among other things, the vagueness and tentativeness of the thoughts expressed by Mr. Steere, including that he had no specific terms in mind regarding a business combination with Warner-Lambert, that he had not previously discussed the possibility with his board and that, because of another transaction the Pfizer board was actively considering, if any Warner-Lambert/Pfizer transaction might develop, its timing might only be in the indefinite future. We also discussed the proposed strategic business combination with AHP and its rationale. For a number of reasons, we concluded that it would not be in the best interests of Warner-Lambert's shareholders to pursue what, effectively, would be a possibility of an acquisition of Warner-Lambert by Pfizer. Among our reasons were:

               (1) We had recently reached a clear conclusion, after extensive study, as to the best strategic path for Warner-Lambert. That strategic path did not include being acquired at this time by a significantly larger company which would result in Warner-Lambert's carefully developed strategy for growth and value enhancement being abandoned and replaced with that of the larger company;

               (2) We continued to believe (although no final decision had been made) that the proposed business combination with AHP represented a very valuable opportunity, both in absolute and relative terms, for implementing our strategic path conclusion for creating value for Warner-Lambert shareholders; and

               (3) We were quite aware of the advanced stage and satisfactory nature of the discussions with AHP, and the significant risk of losing the AHP transaction if Warner-Lambert were suddenly to pursue a possible transaction with Pfizer that was, at best, based on Pfizer's chairman's own statements, in our view a"gleam in his eye" but nothing more. In that regard, we took note of the fact that Mr. Steere had proposed no terms, that he had referred to Warner-Lambert as "expensive" even at current levels, that he said he was pursuing another transaction and that he was not sure he could pursue two at once. We also understood that a company in AHP's position would be expected to be very unwilling to play the "stalking horse" by keeping its transaction available while Pfizer made up its mind what it wanted to do. This seemed to us especially to be the case with AHP, which recently had been involved in a publicly announced business combination and a separate series of publicly announced discussions regarding a business combination, neither of which resulted in a completed transaction.

               Later that same day, October 28, 1999, Messrs. de Vink and Steere spoke by telephone. Mr. de Vink informed Mr. Steere of our conclusion that we did not wish to abandon our strategic path to pursue a course involving an acquisition of Warner-Lambert by Pfizer. Mr. de Vink advised Mr. Steere that Warner-Lambert was considering a strategic business combination and that, were that to be accomplished, he would be open in the future to talking again when the two companies could be of more comparable size. Mr. de Vink assured Mr. Steere that the strategic combination being considered by Warner-Lambert would not negatively affect Warner-Lambert's Lipitor(R) arrangements with Pfizer and expressed hope that Pfizer would also act in good faith. Mr. Steere expressed disappointment that Warner-Lambert did not select Pfizer, but wished Mr. de Vink good luck and indicated that he was not inclined at that time to take any action if Warner-Lambert were to announce a transaction with another party. At no time in the conversation did Mr. Steere make or indicate a desire to make a specific offer with respect to a business combination between Warner-Lambert and Pfizer, nor did he indicate that he had made any progress in his own mind in formulating the terms of any such proposal. Mr. Steere said nothing to indicate that the Pfizer board had even considered the issue at its meeting earlier that day.

               On October 31, 1999, we met to consider a broad range of matters relating to the proposed AHP business combination, but not to take action. These matters included reviewing, with the participation of management and our outside legal advisors (who advised us early in the meeting as to our duties and responsibilities as directors) and financial advisors:

               (1)  the strategic path we had selected;

               (2) the attributes of Warner-Lambert and AHP, separately and on a combined basis, in light of this strategic path;

               (3) the principal terms of the transaction documents, including how certain of these terms (including the termination fees, cross options and the other terms described below) would operate in the event of or affect any post-signing third party interest in Warner-Lambert or AHP;

               (4) the financial terms of the proposed combination, including their fairness to the Warner-Lambert shareholders;

               (5) due diligence activities, including an extensive report by counsel regarding AHP's diet drug litigation and proposed settlement; and

               (6) open issues and timing.

               Mr. de Vink reported on his October 28th telephone conversation with Mr. Steere. We concluded that the merger of equals with AHP was a highly desirable business opportunity for Warner-Lambert and that Pfizer's interest was vague and tentative, and questionable as to whether it would ever be pursued. We also concluded that it would be unwise to delay and jeopardize the highly desirable and deliberately conceived AHP deal. As a result of this review, we instructed management to finalize merger negotiations with AHP and complete the necessary transaction documents. Our understanding was that these matters could be concluded promptly and that we likely would have a meeting or meetings sometime during the week to review the results of additional due diligence and consider and vote on a definitive transaction.

               On November 3, 1999, media stories discussed a potential merger between Warner-Lambert and AHP. Upon learning the previous evening of that leak of information, the decision was made to accelerate our final consideration of the proposed AHP merger and a Board meeting was scheduled for late on November 3.

               Pfizer's Second Approach/Our Response. On November 3, 1999, following the appearance of the media stories, Mr. Steere sent another letter to Mr. de Vink stating that Pfizer was interested in a business combination with Warner-Lambert and that he would like to meet to discuss his thoughts on the matter. This letter, again, did not elaborate on the meaning, or terms, of a business combination and made no specific proposal. That same day, a Pfizer director contacted an outside director of Warner-Lambert to inquire if the Board was aware of the Pfizer interest, which the Warner-Lambert director confirmed. The Pfizer director also said that he had been aware, at or about the time of Mr. Steere's first letter to Mr. de Vink, of Mr. Steere's interest in pursuing an acquisition of Warner-Lambert. Also on November 3, another Pfizer director contacted a second Warner-Lambert director to note Pfizer's interest in acquiring Warner-Lambert. When told that Pfizer would not be able to use pooling-of-interests accounting, the Pfizer director indicated that they understood this and that it was not a problem.

               Our Board met later on November 3, 1999. The final resolution of the key terms of the AHP transaction documents were described to us, our financial advisor, Bear, Stearns & Co. Inc., delivered its fairness opinion, and we received further advice concerning our duties and responsibilities as directors. We focused particularly on, and actively discussed, among other things:

               (1) the letters from Mr. Steere and contacts from the other Pfizer directors, and the fact that still no specific proposal had been made by Pfizer;

               (2) our continuing belief in the shareholder value opportunity represented by the strategic path we previously had chosen and the unique implementation opportunity presented by the definitive transaction terms with AHP;

               (3) our concern that it would not be in the best interests of Warner-Lambert's shareholders to pursue an indefinite expression of interest from Pfizer, which if it materialized at all seemed to be months away, particularly if pursuing such interest would put the AHP transaction at risk;

               (4) AHP's position, as stated to Warner-Lambert and reported at the Board meeting, that AHP would not continue discussions with Warner-Lambert or remain willing to agree to a business combination with Warner-Lambert if Warner-Lambert commenced negotiations with Pfizer;

               (5) our specific resulting understanding that, in order to commence negotiations with Pfizer at that time, Warner-Lambert effectively would be abandoning the fully developed, extremely attractive transaction with AHP that it had been working on for the prior four months;

               (6) that AHP had not changed its position, which it had taken since the outset of discussions in July, that its willingness to enter into a transaction with Warner-Lambert was conditioned on including in the terms of the transaction the termination fee and stock option grant to AHP which it had been proposing, and our belief that such provisions were not unusual in transactions of this type;

               (7) as to the termination fee, the view of Warner-Lambert's financial advisor, Bear, Stearns & Co. Inc., as to the reasonableness of the fee in relation to comparable transactions; and

               (8) as to the stock option grant by Warner-Lambert to AHP, the accounting impact that it might have on third parties if they were to intervene. We noted that some potential parties would not care about pooling accounting (possibly including Pfizer, based on the Pfizer director's comment), including because pooling accounting was not available to non-U.S companies and, even in the U.S., pooling accounting would not likely be available after December 31, 2000.

               We were, of course, also fully informed of the material terms of the transaction documents and, contrary to Pfizer's assertions, understood and weighed their implications. We also noted, as we had in the past, that if Pfizer had a particular proposal to make, it would likely have done so since, although professing written concern about its standstill agreement, Pfizer's prior actions certainly had disregarded this agreement, and Mr. de Vink had asked Mr. Steere what he had on his mind.

               We also understood and considered that all of the transaction provisions which placed some constraint on third party interest are mutual -- that is, for example, AHP has granted Warner-Lambert a reciprocal option on AHP shares and has agreed to pay Warner-Lambert a termination fee. The time and effort expended on, expense incurred in, and potential opportunity cost of, agreeing to a large and complicated business combination is considerable. This is especially so with a transaction expected to be pending and open to third party intervention for over six months. Therefore, for the benefit of Warner-Lambert shareholders, we wanted to obtain some protection in the event that a third party intervened by bidding for AHP, thus possibly depriving Warner-Lambert shareholders of the benefit of the contemplated merger of equals with AHP. In fact, we were aware of rumors that AHP might be a target. We surely could not have obtained this protection for Warner-Lambert without being willing to give AHP the same protections which it was demanding.

               At the end of the meeting, we unanimously concluded that the best interests of Warner-Lambert's shareholders clearly were served by going forward with the AHP transaction, rather than running the high risk or certainty of losing it. The final agreements were signed by both companies that evening. A press release announcing that Warner-Lambert and AHP had agreed to combine in a merger of equals was released early the next morning, November 4, 1999.

               The investment community's reaction to the combination was immediate and very favorable. Within hours of the announcement and an analyst meeting in the morning at which Warner-Lambert and AHP described the transaction and summarized its contemplated benefits, the prices of both companies' stock rose and by midday reflected an aggregate market value increase of over $10.4 billion from their combined market value prior to the media stories on the preceding day.

               Pfizer's Third Approach/Our Response. Later in the day on November 4, 1999, Mr. Steere, in violation of Pfizer's standstill and confidentiality obligations, sent a letter to Warner-Lambert containing a conditional offer to acquire Warner-Lambert in a merger in which shareholders of Warner-Lambert would receive 2.5 shares of Pfizer common stock for each share of Warner-Lambert common stock. Pfizer conditioned its offer on the elimination of the termination fee and stock option grant, to which Warner-Lambert was contractually bound in its signed agreements with AHP. Pfizer also started a lawsuit claiming these provisions to be invalid.

               Under the merger agreement between Warner-Lambert and AHP, each company has retained the right to deal with acquisition proposals made to it after the agreement was signed. Specifically, if a proposal is made to Warner-Lambert which the Board, in good faith, believes is, or is reasonably likely to result in, a superior proposal to the AHP transaction, then Warner-Lambert may enter into discussions and negotiations with the party making the proposal. We also have the right to change our recommendation if, as a Board, we determine that another proposal is superior. While AHP and Warner-Lambert both have agreed to submit their transaction to a shareholder vote even if one or both changes its recommendation, the shareholders will have the final say as to whether to proceed, or to reject in favor of another proposal that has been made, which could then be pursued promptly.

               Under the merger agreement, in order for us, as a Board, to find that an acquisition proposal is superior, we must conclude, in good faith, both that (1) it is better for Warner-Lambert shareholders from a financial point of view than the AHP combination and (2) it is reasonably capable of being completed. We addressed Pfizer's proposal promptly under the capability of completion test in the merger agreement. Because Pfizer conditioned its proposal on the elimination of contractual provisions in Warner-Lambert's agreement with AHP, which Warner-Lambert has no ability by itself to remove and has no reason to believe that AHP will agree to remove, we were unable to conclude that Pfizer's conditional proposal on its face is reasonably likely to be completed.

               Moreover, we do not believe that Pfizer's legal challenge to the provisions to which it objects, based essentially on claims that we breached our fiduciary duty to you, will be successful. So, based on the facts then existing, we concluded on November 4 that Pfizer's conditional acquisition proposal did not meet the capability of completion test, and that we were not in a position at that time to take any action with respect to the Pfizer proposal. We publicly announced this that same day.

OUR LIPITOR(R) CLAIM

               On November 29, 1999, Warner-Lambert filed a counterclaim in a lawsuit started by Pfizer in Delaware against Warner-Lambert and AHP. The counterclaim asserts that, as a result of massive and intentional breaches by Pfizer of its agreements with Warner-Lambert relating to Lipitor(R), Warner-Lambert is entitled to a declaratory judgment that Warner-Lambert has the right to terminate the Lipitor(R) agreements and reclaim the full value of Lipitor(R) for Warner-Lambert and its shareholders.

               This counterclaim was authorized by us only after careful consideration. We concluded, and the counterclaim states, that Pfizer has materially breached the Lipitor(R) agreements by violating both its standstill agreement and its obligations not to use Lipitor(R) confidential information for any purpose other than in performance of the Lipitor(R) agreements

               The plain fact is that Pfizer is attempting to seize the value of Lipitor(R) for itself by ignoring the contract provisions which were intended to place Warner-Lambert in the position to maximize that value for the benefit of Warner-Lambert and its shareholders. Pfizer bargained for -- and received -- valuable rights relating to Lipitor's(R) performance. However, its rights represent only a partial participation in Lipitor's(R) profitabiliTy (through February 28, 2007 with respect to U.S. participation), can be terminated early (as of April 1, 2002 with respect to U.S. participation) with a resulting reduced Pfizer participation, and, in any event, do not cover the full term of the Lipitor(R)-related patents which extends well into the future. In exchange for granting Pfizer rights relating to Lipitor(R), Warner-Lambert sought and obtained Pfizer's promises regarding confidential information use and standstill restrictions. These restrictions were intended to prevent Pfizer, once it had partial access to Lipitor's(R) value, from interfering with Warner-Lambert's determining its own destiny and capturing the value of Lipitor(R) for itself. Importantly, this includes Warner-Lambert's retaining its ability to bargain with Pfizer and other parties, with the critical ability to say "no," over the terms of any extended rights to Lipitor(R).

               Now, recognizing the enormous value of Lipitor(R), as well as Warner-Lambert's overall strength, Pfizer has chosen simply to ignore these material restrictions. What is more, by threatening a consent solicitation to remove and replace your Board, Pfizer has discarded all pretense of maintaining the integrity and protection of an arms' length relationship which Warner-Lambert bargained for and Pfizer promised.

               In view of the significant value reallocation that should occur between Warner-Lambert and Pfizer due to Pfizer's deliberate breach of these material terms of the Lipitor(R) agreements, and Warner-Lambert's resulting right to reclaim Pfizer's interest in and value derived from Lipitor(R), it is clear to us that Pfizer is seeking to acquire Warner-Lambert in an environment that fundamentally undervalues Warner-Lambert and overvalues Pfizer.

               To confirm our conclusion that Pfizer is in material breach, Warner-Lambert has brought its counterclaim. We know how Pfizer will respond. While we were reviewing Lipitor(R) matters, which we publicly acknowledged, Pfizer rushed to court. It filed a suit claiming that it supposedly was released from the standstill by the AHP transaction and that Warner-Lambert had supposedly breached some sort of obligation to notify Pfizer in advance of discussions between Warner-Lambert and another party regarding a possible business combination. In fact, in asserting it was released from the standstill agreement, Pfizer repeatedly has misstated the terms of that agreement. It continually fails to mention in court papers and in its public statements the actual language -- that the standstill only releases Pfizer in connection with a business combination between Warner-Lambert and a third party "if such third party is the acquiring party." Clearly that is not the case in Warner-Lambert's merger of equals with AHP -- in which, among other things, Warner-Lambert's shareholders will own approximately 50% of the combined company, Warner-Lambert's directors will be 50% of the combined board, and the combined company's senior management will be drawn from both Warner-Lambert and AHP, with the chief executive officer coming from Warner-Lambert and reporting directly to the board. As to Pfizer's assertion of required advance notice of the discussions with AHP, there is simply nothing in the standstill agreement which requires this. The assertion is nonsense.

               Nonetheless, given the value of Lipitor(R), we are sure that Pfizer will contest, by every means possible, our conclusion regarding its material breach of the agreements and our counterclaim. In that regard, we expect that Pfizer will, among other things, try to persuade you that our lawsuit is somehow an entrenchment device. But the louder Pfizer protests -- and we expect its protests to be loud -- the more serious we presume it understands the merits of our counterclaim to be. Pfizer's anticipatory suit, and clear misstatement of a key contract term, already seem to underscore its concern. And it is difficult to see why Pfizer should expect to continue to receive the fruits of the Lipitor(R) agreements after having acted in clear breach of its obligations under them.

               The real point is that if the court agrees with our position, and Warner-Lambert terminates the agreements as a result of these breaches, there is no doubt that very substantial value will accrue to you, the owners of Warner-Lambert. In that regard, we want to assure you that before asserting this counterclaim we satisfied ourselves that the marketing of Lipitor(R) would not suffer. Internally, and together with consultants and agencies, Warner-Lambert has already started detailed planning to be prepared to take over sole promotion of Lipitor(R), including all field-, office-and R&D-based programs. These activities have already begun with respect to all major territories of the world.

               Pending a determination by the court, the Lipitor(R) agreements continue in effect. However, if the court rules in Warner-Lambert's favor, upon termination, Warner-Lambert would have no further obligation to make payments to, or share revenues with, Pfizer with respect to Lipitor(R).

               Obviously, this Lipitor(R) situation did not exist when our merger of equals with AHP was negotiated. Because of the approximately 50% equity participation of Warner-Lambert shareholders in the combined company, they will benefit at least to that extent from the value enhancement that will result if our Lipitor(R) claim is confirmed and the merger approved. In addition, AHP has informed Warner-Lambert that it is prepared to work with Warner-Lambert to provide a mechanism, consistent with the Warner-Lambert/AHP merger agreement, for fairly allocating to Warner-Lambert's shareholders additional value ultimately created by the recovery of the marketing rights to Lipitor(R), and Warner-Lambert intends to pursue discussions in that regard. Whatever adjustment, if any, is made, Warner-Lambert shareholders will have the right to vote on the AHP transaction based on full information regarding Warner-Lambert's Lipitor(R) claim. In this regard, we intend to ask for an early trial and hope to have the matter resolved before our shareholders vote.

               As we hope has been amply demonstrated, our objective is to create value for you, and this counterclaim serves that end. In this regard, we want to be clear with you that, despite Warner-Lambert's right to do so, it is not seeking through the counterclaim, by injunction or otherwise, to prevent Pfizer from making whatever offer it wishes. But any such offer should be based on a reallocation of most of the future value of Lipitor(R) to Warner-Lambert, because of Pfizer's contract breaches.

SOME FINAL THOUGHTS

               This is a long letter. And it takes you through quite a bit of history and detail about the entire process that led to where we and you are today. But that history and detail is necessary to understand and assess our conduct as a Board. This letter, hopefully, will give you an informed basis to do so.

               Let us sum up. For over a year we have been working hard to develop a strategic path and a means to implement it that would, in our best judgment, present the best value creation opportunity for Warner-Lambert shareholders. We found this opportunity in the proposed strategic merger of equals business combination with AHP. The transaction terms put some constraints on third-party interest. But these were mutual and necessary for us to agree to in order to sign a deal that already has been enthusiastically recognized by the marketplace as a major value creation event.

               Although not consistent with our conscientiously developed strategy, and presented in clear violation of its standstill and confidential information use promises, we did not simply reject or ignore Pfizer's overture. We were concerned, to be sure, that a real strategy and value creation opportunity with AHP might be disrupted or lost. But, led by Mr. de Vink, we concluded that a face-to-face meeting should take place, and Mr. Steere should be asked what was on his mind. Pfizer could have come forward with a real proposal then or subsequently and prior to our signing with AHP. Instead, Mr. Steere presented at best a sales pitch, but no proposal at all.

               We had to make a choice. Should we sign a deal with AHP that we believe is excellent for you, and which you will have an opportunity to vote on, or should we lose that deal to pursue the possibility that there might be a transaction with Pfizer, the terms and timing of which, and thus the benefits to you, had never been made known to us. The one breach of duty that we could see that might have occurred would have been if we had failed to proceed with the AHP transaction. And, of course, our merger agreement with AHP continues to permit us to consider third party proposals (including proposals from Pfizer) which do not rest on self-imposed conditions that cannot be met.

               However, Pfizer wrongly complains about our conduct. This is particularly remarkable in view of Pfizer's intentional and material breach of provisions of the Lipitor(R) agreements that are intended to prevent Pfizer from doing exactly what it is doing -- seeking to capture the value of Lipitor(R) for itself at the expense of Warner-Lambert and its shareholders.

               We think that the facts and history speak for themselves -- and quite clearly. We are committed to act in your best interests to build shareholder value --and will continue to do so.

               We thank you for your time and support.

                                 Sincerely,


/s/ Robert N. Burt                         /s/ William R. Howell
____________________________               _____________________________
Robert N. Burt                             William R. Howell
Chairman of the Board and Chief            Chairman Emeritus
Executive Officer                          J.C. PENNEY COMPANY, INC.
FMC CORPORATION

/s/ Donald C. Clark                        /s/ LaSalle D. Leffall, Jr.
_____________________________              ________________________________
Donald C. Clark                            LaSalle D. Leffall, Jr., M.D.
Retired Chairman of the Board and          Charles R. Drew Professor of Surgery
Chief Executive Officer                    HOWARD UNIVERSITY COLLEGE OF
HOUSEHOLD INTERNATIONAL, INC.              MEDICINE
                                           Professorial Lecturer in Surgery
                                           GEORGETOWN UNIVERSITY

/s/ Lodewijk J.R. de Vink                  /s/ George A. Lorch
_____________________________              ______________________________
Lodewijk J.R. de Vink                      George A. Lorch
Chairman of the Board, President and       Chairman of the Board and Chief
Chief Executive Officer                    Executive Officer
WARNER-LAMBERT COMPANY                     ARMSTRONG WORLD INDUSTRIES, INC.

/s/ John A. Georges                        /s/ Alex J. Mandl
______________________________             _____________________________
John A. Georges                            Alex J. Mandl
Retired Chairman of the Board and          Chairman of the Board and Chief
Chief Executive Officer                    Executive Officer
INTERNATIONAL PAPER COMPANY                TELIGENT, INC.

/s/ William H. Gray III                    /s/ Michael I. Sovern
______________________________             _____________________________
William H. Gray III                        Michael I. Sovern
President and Chief Executive Officer      President Emeritus and Chancellor
UNITED NEGRO COLLEGE FUND                  Kent Professor of Law
                                           COLUMBIA UNIVERSITY
                                           President
                                           SHUBERT FOUNDATION